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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS







As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the following reports;

     EarthCare Company dated April 2, 1998 (except for the fourth paragraph of
         Note 1 as to which the date is June 29, 1998)
     Andrews Environmental Services, Inc. dated June 18, 1998
     Ferrero Wastewater Management, Inc. dated March 20, 1998
     A Rapid Rooter Sewer & Drain Service, Inc. dated May 8, 1998
      Seagraves, Inc. (d.b.a. Brownie Environmental Services) and Grease-Tec,
        Inc. dated May 14, 1998
     RGM Waste Removal Corporation and Affiliates dated July 10, 1998
     Eldredge Wastewater Management, Inc. dated June 19, 1998

included in EarthCare Company's Form 10-K for the year ended December 31, 1998.



Arthur Andersen LLP
Atlanta, Georgia
August 20, 1999